As filed with the Securities and Exchange Commission on June 27, 2023

Registration No. 333-191939

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

POST-EFFECTIVE AMENDMENT NO. 1

TO

REGISTRATION STATEMENT NO. 333-191939

UNDER

THE SECURITIES ACT OF 1933

THE COMMUNITY FINANCIAL CORPORATION

(Exact name of registrant as specified in its certificate of incorporation)

Maryland	52-1652138
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3035 Leonardtown Road

Waldorf, Maryland 20601

(301) 645-5601

(Address, including zip code, and telephone

number, including area code, of registrant's principal executive offices)

James M. Burke

President and Chief Executive Officer

The Community Financial Corporation

3035 Leonardtown Road

Waldorf, Maryland 20601

(301) 645-5601

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies To:

Gary R. Bronstein, Esq.

Edward G. Olifer, Esq.

Kilpatrick Townsend & Stockton LLP

701 Pennsylvania Avenue, NW, Suite 200

Washington, DC 20004

(202) 508-5800

Approximate date of commencement of proposed sale to the public: Not Applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the following Registration Statement on Form S-3D (the “Registration Statement”) is being filed by The Community Financial Corporation (“TCFC”) with the Securities and Exchange Commission (the “SEC”) to terminate all offerings under the Registration Statement and to deregister any and all shares of TCFC common stock, par value $0.01 per share, together with any and all plan interests and other securities registered but unsold as of the date hereof thereunder (note that the share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

•	Registration Statement on Form S-3D, File No. 333-191939, filed with the SEC on December 28, 2013, registering 250,000 shares of common stock, par value $0.01 per share, issuable pursuant to The Community Financial Corporation Dividend Reinvestment Plan.

Pursuant to the Agreement and Plan of Merger dated December 14, 2022, by and between Shore Bancshares, Inc. and The Community Financial Corporation (the “Merger Agreement”), TCFC will be merged with and into Shore Bancshares, Inc. (“SHBI”) effective on July 1, 2023. Upon consummation of the merger, each share of common stock of TCFC outstanding immediately prior to the merger, subject to the terms of the Merger Agreement, will be converted into the right to receive 2.3287 shares of SHBI common stock.

In connection with the transactions contemplated by the Merger Agreement, TCFC has terminated any offering of TCFC’s securities pursuant to the above-referenced Registration Statement. Accordingly, pursuant to the undertakings contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered that remain unsold at the termination of the offerings, TCFC is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister, and does hereby remove from registration, all the securities of TCFC registered under such Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3D and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waldorf, Maryland on June 27, 2023.

THE COMMUNITY FINANCIAL CORPORATION

By:	/s/ James M. Burke
James M. Burke
President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act of 1933, as amended.